Exhibit 99.1
Axonics® Announces Full Exercise of Underwriters’ Option to Purchase Additional Shares

IRVINE, Calif – December 12, 2019 – Axonics Modulation Technologies, Inc. (NASDAQ: AXNX), (“Axonics”), a medical technology company that has developed and is commercializing novel implantable rechargeable sacral neuromodulation (“SNM”) devices for the treatment of bladder and bowel dysfunction, today announced that the underwriters of its follow-on public offering exercised in full their option to purchase an additional 750,000 shares of common stock from Axonics at the offering price of $22.00 per share, less underwriting discounts and commissions.

With this exercise, the total number of shares of common stock sold by Axonics in the offering increased to 5,345,000 shares, representing additional gross proceeds of $16.5 million, before underwriting discounts and commissions and offering expenses.

BofA Securities and Barclays acted as joint book-running managers for the offering and representatives of the underwriters. Wells Fargo Securities acted as lead manager for the offering.

The shares described above are being offered pursuant to a shelf registration statement on Form S-3, including a base prospectus that was previously filed by Axonics with the Securities and Exchange Commission (“SEC”) on November 6, 2019 and was declared effective on November 18, 2019. A final prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained by contacting: BofA Securities, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; or Barclays, Attention: c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (888) 603-5847, or by e-mail at Barclaysprospectus@broadridge.com.

About Axonics Modulation Technologies, Inc.
Axonics, based in Irvine, Calif., has developed and is commercializing novel implantable SNM devices for patients with urinary and bowel dysfunction. For more information, visit the Company’s website at www.axonics.com.

Axonics’ Contact
Axonics Modulation Technologies, Inc.
Dan Dearen, +1-949-396-6320
President & Chief Financial Officer
ir@axonics.com
Investor & Media Contact
W2Opure
Matt Clawson, +1-949-370-8500
mclawson@w2ogroup.com